Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ryde Group Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price(2)		Fee Rate		Amount of Registration Fee

Equity	Class A Ordinary shares, US$0.0002 par value per share, under the 2023 Plan	Rule 457(c) and Rule 457(h)	1,557,104	(1)	US$	2.35	US$	3,659,194.40	US$	0.00014760	US$	540.10
	Total Offering Amounts						US$	3,659,194.40			US$	540.10
	Total Fee Offsets											-
	Net Fee Due										US$	540.10

(1)	Represents the amount of Class A ordinary shares issuable upon vesting or exercise of awards granted or to be granted under the 2023 Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the 2023 Plan.

(2)	The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on the average of the high and low prices for the Registrant’s Class A ordinary shares as quoted on the NYSE American on April 15, 2024 which is within five (5) business days prior to the date of this Registration Statement.